Exhibit 10.1

August 23, 2016

Christopher Lien

[Private Address]

Offer of Employment by Marin Software Incorporated

Dear Christopher:

I am very pleased to confirm our offer to you of employment with Marin Software Incorporated (the ‘Company”) in the position of CEO based in our San Francisco, California office. Your start date shall be August 19, 2016. The terms of our offer and the benefits currently provided by the Company are as follows:

1. Starting Salary. Your starting salary will be at the annualized rate of $400,000 USD per year (less normal payroll deductions and withholdings), and will be subject to review on an annual basis. In addition, you will be eligible for an annual bonus of $400,000, which shall be pro-rated for the months of actual employment in 2016. Your bonus potential will be based on achievement of corporate financial metrics and individual goals, as established and determined by the Compensation Committee and Board of Directors.

2. Benefits. In addition, you will be eligible to participate in regular health, vision and dental insurance, 401(k), and other employee benefit plans established by the Company for its employees from time to time. Comprehensive medical benefits are effective on your hire date. Except as expressly provided herein, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future. US employees do not accrue paid time off (PTO). Instead, you will submit time off requests for preapproval by your manager at his or her discretion. There are 9 regular Company holidays and unlimited sick days. The Company also offers US employees a monthly commuting benefit for parking and mass transit expenses. Details regarding the benefit will be provided in new hire orientation.

3. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing with updates from time-to-time as requested any other gainful employment, business or activity that you are currently associated with or participate in. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers. Notwithstanding anything in this Agreement to the contrary, you may engage in charitable activities and community affairs, and with the prior approval of the Board of Directors you may serve as a director of any corporation which does not compete in any way with Company business or proposed business; provided that such activities are not inconsistent with your obligations to the Company.

4. At Will Employment. While we look forward to a profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment or other relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. You should regard any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment or service for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and an authorized officer of the Company (other than you), and approved by the Company’s Board of Directors.

5. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

6. Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, San Francisco County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In addition to any other award, the arbitrator shall award the prevailing party attorneys’ fees, costs and arbitration costs, incurred by the prevailing party as a result of the arbitration.

7. Successors, Binding Agreement. This Agreement shall not automatically be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement ¡n form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to California’s choice of law rules. No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement. This Agreement may be amended only in writing by an agreement specifically referencing this Agreement which is signed by both you and the Company. In the event that a court or other trier of fact invalidates one or more terms of this Agreement, all the other terms of this Agreement shall remain valid and enforceabe. You shall have no duty to mitigate any damages caused by the breach of the Company of this Agreement.

9. Acceptance. This offer is contingent on a satisfactory background check. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

123 Mission Street, 27th Floor I San Francisco, CA 94105 I (415) 399-2580 I (415) 704-3085 (fax) I www.marinsoftware.com

We look forward to the opportunity to welcome you to the Company.

Very truly yours,
DocuSigned by:

/s/ Donald Hutchison
Donald Hutchison
3C927A2B8B3C414
Chairman of the Compensation Committee

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Christopher Lien	9/7/2016
Christopher Lien	Date

123 Mission Street, 27th Floor I San Francisco, CA 94105 I (415) 399-2580 I (415) 704-3085 (fax) I www.marinsoftware.com